UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16284	38-2774613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27335 West 11 Mile Road, Southfield, MI 48033
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 357-2866

_________________________________________________
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 12, 2008, TechTeam Global, Inc. (“TechTeam” or the “Company”) issued a press release announcing certain management changes, including a transition plan to find a successor to Marc J. Lichtman as the Company’s Corporate Vice President, Chief Financial Officer and Treasurer. A copy the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Also on June 12, 2008, the Company entered into an Employment Separation Agreement and Release (“Agreement”) with Mr. Lichtman. In the Agreement, the parties agreed the Mr. Lichtman would remain employed in his current capacity until the earlier of (a) the date the Company hires a new Chief Financial Officer, or (b) August 15, 2008 (the “Termination Date”). In consideration for a full release by Mr. Lichtman of any liability arising out of his employment with the Company, the Company agreed to (1) pay Mr. Lichtman severance of $150,000, (2) extend of all of Mr. Lichtman’s vested options to purchase the common stock of the Company for a period of 12 months following the termination of his employment, (3) pay for Mr. Lichtman’s medical and dental coverage under COBRA for a period of 10 months, and (4) provide to Mr. Lichtman six months of outplacement services. Further, in consideration for his agreement to provide services following June 30, 2008, the Company agreed to pay Mr. Lichtman 2,000 shares of the Company’s common stock on the Termination Date.

Item 9.01	Financial Statements and Exhibits
(D) The following exhibits are included with this report:
Exhibit 99.1	TechTeam Global, Inc. Press Release dated June 12, 2008 — TechTeam Global Continues Management Transformation.
Exhibit 99.2	Employment Separation Agreement and Release.
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHTEAM GLOBAL, INC.

Date: June 17, 2008	By:	/s/ Michael A. Sosin
Michael A. Sosin
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	TechTeam Global, Inc. Press Release dated June 12, 2008 — TechTeam Global Continues Management Transformation.

99.2	Employment Separation Agreement and Release.